Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 24, 2023, except for Note 2(z) and Note 29(b), as to which the date is October 2, 2023, with respect to the consolidated financial statements of ECARX Holdings Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, People’s Republic of China

October 2, 2023